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                                                                   EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT AND OPINION ON FINANCIAL STATEMENT SCHEDULE



We consent to the use in this Amendment No. 1 to Registration Statement No. 333-88618 of Cinemark, Inc. (The Company) of our report dated February 8, 2002, (June 27, 2002, as to the restatement of stockholders' equity described in Note 17 and the effects of the stock exchange and reverse stock split described in
Note 1), which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's restatement of stockholders' equity at December 31, 2001, and the adoption of SOP 98-5 in 1999, appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the headings "Summary Consolidated Financial Information", "Selected Financial Data" and "Experts" in such Prospectus.


Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Cinemark, Inc., listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP


Dallas, Texas

June 27, 2002